Exhibit (m)(2)

DISTRIBUTION AND SHAREHOLDER SERVICE AGREEMENT

THIS AGREEMENT made as of the 2nd day of January, 1997, as amended and restated the 27th day of October, 2011, between The Oberweis Funds, a Massachusetts business trust (the “Fund”), and Oberweis Securities, Inc., an Illinois corporation (“OSI”);

WITNESSETH:

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), the units of beneficial interest (“Units”) of which are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund is authorized to issue Units in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Fund currently issues Units in six portfolios (“Shares”), the Oberweis Micro-Cap Fund, the Oberweis Emerging Growth Fund, the Oberweis Small-Cap Opportunities Fund, the Oberweis China Opportunities Fund, the Oberweis International Opportunities Fund, and the Oberweis Asia Opportunities Fund (collectively referred to, together with such other series as may hereafter be designated by the Board of Trustees and adopt the Agreement, as the “Portfolios” and individually referred to as a “Portfolio”); and

WHEREAS, the Fund has adopted a plan (“Plan”) pursuant to Rule 12b-1 of the 1940 Act in order to provide for the payment of certain distribution costs by the Fund; and

WHEREAS, the Fund, in accordance with the Plan, desires to retain OSI as the principal distributor for Shares of the Fund and the primary shareholder service agent for the Fund and OSI is willing to act in such capacities;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE

IDISTRIBUTION

1. Appointment of Distributor. The Fund hereby appoints OSI as the principal distributor of the Shares of the Fund upon the terms and for the periods set forth in this Agreement. OSI hereby accepts such appointment and agrees to render the services and perform the duties of distributor as set forth herein.

2. Duties of Distributor. The following provisions shall apply to the obligations of OSI as distributor under this Agreement:

(a) The Fund agrees to sell Shares through OSI, as agent, from time to time during the term of this Agreement upon the terms and at the current offering price described in the Fund’s prospectus. Such sales may, however, be suspended whenever in the judgment of the Fund it is in the best interests to do so.

(b) OSI will hold itself available to receive or will arrange for the receipt of orders for the purchase of Shares and will (and shall have the authority to) receive and accept or reject or arrange for the receipt and acceptance or rejection of such orders on behalf of the Fund in accordance with the provisions of the Fund’s prospectus.

(c) OSI shall not be obligated to sell any certain number of Shares.

(d) In performing its duties hereunder, OSI shall act in conformity with the Fund’s Agreement and Declaration of Trust, By-Laws, Registration Statement and prospectus, and with the instructions and directions of the officers and Trustees of the Fund, and shall comply with and conform to the requirements of the 1940 Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state laws, regulations and rulings and rules of the Financial Industry Regulatory Authority (“FINRA”).

(e) OSI shall be free to render to others services different from or similar to those rendered to the Fund hereunder so long as the services hereunder are not impaired thereby. It further is understood and agreed that by separate agreement with the Fund, OSI may also serve the Fund in other capacities; that officers or employees of OSI may serve as officers or Trustees of the Fund to the extent permitted by law; and OSI or its officers or employees are not prohibited from engaging in any other business activity or from rendering services to any other entity, or from serving as officers, directors or trustees of any other organizations, including investment companies.

3. Unreimbursable Distribution Costs. During the term of this Agreement, OSI will pay from the fees provided under paragraph 1 of Article IV of this Agreement without further reimbursement by the Fund the following costs related to the distribution of the Fund’s Shares:

(a) Costs of all sales presentations, mailing, advertising and any other distribution efforts which may be undertaken by OSI in its sole discretion with respect to the Shares. Such costs shall not be deemed to include the costs of preparing and setting in type prospectuses, statement of additional information, proxy materials, reports and notices or the costs of printing and distributing the same to existing shareholders and regulatory authorities.

(b) Compensation of any personnel of OSI for activities in connection with the distribution or sale of the Shares.

4. Representations. Neither OSI nor any other person is authorized by the Fund to give any information or to make any representation relative to the Shares other than those contained in the Fund’s Registration Statement, prospectus or statement of additional information filed with the Securities and Exchange Commission as either may be amended from time to time, or in any supplemental information to said prospectus or statement of additional information approved by the Fund. OSI agrees that any other information or representations other than those specified above which it or any dealer or other person who distributes Shares through OSI may make in connection with the offer or sale of Shares shall be made entirely without liability on the part of the Fund. OSI agrees that in offering or selling Shares as agent of the Fund, it will submit to the Fund’s legal counsel or other representative, as may be designated by the Fund’s Board of Trustees, copies of all sales literature and other similar materials before using the same, and will not use such sales literature if disapproved by the Fund.

ARTICLE II

SHAREHOLDER SERVICES

1. Appointment of Shareholder Service Agent. The Fund hereby appoints OSI as the primary shareholder service agent for the Fund upon the terms and for the periods set forth in this Agreement. OSI hereby accepts such appointment and agrees to render the services and perform the duties of shareholder service agent as set forth herein.

2. Services of Shareholder Service Agent. The services to be performed by OSI as shareholder service agent are set forth in Exhibit A hereto which may at any time or from time to time be modified or amended by agreement of the parties in the form of an amended or supplemental schedule initialed by their authorized representatives. OSI also agrees to perform such additional services within its capacity of shareholder service agent as may, from time to time, be requested by the Fund, provided that such additional services are the subject of a supplement to Schedule A hereto.

3. Costs and Expenses of Performance. The Fund will reimburse OSI for OSI’s approximate out-of-pocket cost, if any, of providing certain of the services contemplated by this Agreement as set forth in Exhibit A, including the costs of postage, data entry, modification and printout, stationery, tax forms, and all other external forms or printed material which may be required for performance by OSI of the services contemplated by this Agreement (“Reimbursable Expenses”). OSI shall submit to the Fund a monthly report setting forth in reasonable detail and Reimbursable Expenses of OSI paid or incurred during such month. The Fund agrees to cause all such reports to be reviewed promptly (in no event less frequently than quarterly) after receipt. Immediately thereafter, OSI will be notified of any discernable errors, discrepancies or omissions.

4. Record Retention and Confidentiality. OSI shall keep and maintain on behalf of the Fund all records which are required to be maintained pursuant to Rule 12b-1 and Rule 31a-1 under the 1940 Act that pertain to the activities under this Agreement and to preserve such records for the time periods prescribed therein; provided, however, OSI shall not be required to maintain those records which would duplicate records required to be maintained pursuant to any other agreement entered into by the Fund. In addition, OSI will maintain all records it is required to maintain pursuant to any applicable statutes, rules and regulations relating to the maintenance of records in connection with the services to be performed hereunder. Notwithstanding the foregoing, OSI shall maintain, for a period of at least six (6) years, all records and documents which may be needed or required to support or document the entries made by OSI in its performance of services hereunder. OSI agrees that all records required to be maintained under this paragraph shall be the property of the Fund, shall be maintained in such fashion as to preserve the confidentiality thereof, and to comply with applicable rules and regulations of federal and/or state securities laws, and shall, in whole or any specified part, be available for inspection by or surrender to the Fund at any reasonable time after receipt of an appropriate written request.

ARTICLE III

APPOINTMENT OF FIRMS

1. Appointment of Firms. It is understood and agreed that OSI may in its discretion appoint broker-dealer and other firms to assist OSI in providing distribution services to the Fund, including literature distribution, advertising and promotion. OSI may also appoint broker-dealer and other firms (including depository institutions such as commercial banks and savings and loan associations) to provide administrative services for their clients as shareholders of the Fund. The agreements between OSI and such other firms are collectively referred to as “Service Agreements” and shall be substantially in the form of the agreement attached hereto as Exhibit B or Exhibit C or in a form otherwise approved by the Board of Trustees of the Fund. Such firms shall not be representatives or agents of the Fund and shall have no direct contractual relationship with the Fund.

2. Services of Firms. The aforementioned broker-dealer and other firms (collectively “Firms”) shall provide, among other things, office space and equipment, telephone facilities, personnel and assistance to OSI in servicing accounts of such Firm’s clients who own Fund Shares. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records; processing purchase and redemption transactions; automatic investment in Fund’s Shares of client account cash balances; answering routine client inquiries regarding the Fund; assistance to clients in changing dividend options, account designations and addresses; and such other services as the Fund may reasonably request.

ARTICLE IV

FEES, EXPENSES AND REPORTS

1. Annual Fee. For all the services to be provided by OSI hereunder, each Portfolio shall pay OSI compensation at the annual rate of .25 of 1% of its average daily net assets, computed and accrued daily and payable monthly. This compensation shall be in addition to certain expense reimbursements provided for under Article II, paragraph 3 hereof.

2. Fees to Firms. From the foregoing annual fee, OSI may pay compensation to the Firms, if any, who shall be providing services under the Service Agreements.

3. Expenses. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by OSI under this Agreement.

4. Reports. OSI shall prepare reports for the Trustees of the Fund on a quarterly basis showing amounts expended by OSI under this Agreement and the purposes for such expenditures, including amounts paid to the various Firms, if any, and such other information as from time to time shall be reasonably requested by the Trustees of the Fund.

ARTICLE V

GENERAL

1. Limitation of Liability. Neither OSI nor any of its agents or employees shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except liability to the Fund or its

Shareholders to which OSI would otherwise be subject by reason of OSI’s willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Any person, even though also an officer, employee or agent of OSI who may be or become an officer, Trustee, employee or agent of the Fund shall be deemed, when rendering services to the Fund or to any series, or acting on any business of the Fund or of any series (other than services or business in connection with OSI’s duties as hereunder) to be rendering such services to or acting solely for the Fund or series and not as an officer, director, employee or agent or one under the control or direction of OSI even though paid by OSI.

2. Indemnification.

(a) Subject to the conditions set forth below, the Fund agrees to indemnify and hold harmless OSI, its officers and employees, and each person, if any, who controls OSI within the meaning of Section 15 of the Securities Act of 1933 and Section 20 of the Securities Exchange Act of 1934 against any and all loss, liability, claim, damage and expense whatsoever, jointly and severally, or otherwise (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Fund’s Registration Statement, the prospectus, or statement of additional information or any amendment or supplement thereof, or any advertisement or sales literature authorized by the Fund, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information with respect to OSI furnished to the Fund by or on behalf of OSI expressly for use in the Fund’s Registration Statement, prospectus, statement of additional information or any amendment or supplement thereof or any advertisement or sales literature. If any action is brought against OSI or any controlling person thereof in respect of which indemnity may be sought against the Fund pursuant to the foregoing, OSI shall promptly notify the Fund in writing of the institution of such action and the Fund shall assume the defense of such action, including the employment of counsel selected by the Fund and payment of expenses. OSI, or any such controlling person thereof, shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of OSI or such controlling person unless the employment of such counsel shall have been authorized in writing by the Fund in connection with the defense of such action or the Fund shall not have employed counsel to have charge of the defense of such action, in which event such fees and expenses shall be borne by the Fund. Anything in this subparagraph to the contrary notwithstanding, the Fund shall not be liable for any settlement of any such claim or action effected without its written consent. The Fund agrees promptly to notify OSI of the commencement of any litigation or proceedings against the Fund or any of its officers or directors or controlling persons in connection with the issue and sale of shares or in connection with the Fund’s Registration Statement, prospectus or statement of additional information, or any advertisement or sales literature.

(b) OSI agrees to indemnify and hold harmless the Fund, each of its Trustees, each of its officers and each other person, if any, who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, with respect to statements or omissions, if any, made in the Fund’s Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof or any advertisement or sales literature in reliance upon and in conformity with information with respect to OSI furnished in writing to the Fund by or on behalf of OSI expressly for use in the Fund’s Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof or any advertisement or sales literature. In case any action shall be brought against the Fund or any other person so indemnified based on the Fund’s Registration Statement, prospectus or statement of additional information or any amendment or supplement thereof and in respect of which indemnity may be sought against OSI, OSI shall have the rights and duties given to the Fund and the Fund and each other person so indemnified shall have the rights and duties given to OSI by the provisions of subparagraph (a) above.

(c) Nothing herein contained shall be deemed to protect any person against liability to the Fund or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the duties of such person or by reason of the reckless disregard by such person of the obligations and duties of such person under this Agreement.

3. Anti-Money Laundering Policies and Procedures. Each party represents and warrants to the other that it is a financial institution subject to Title III of the USA Patriot Act. Each party represents that it (a) has established policies and procedures designed to prevent and detect money laundering, as required by the USA Patriot Act and the rules and regulations adopted thereunder; (b) identifies and will continue to identify shareholders and/or customers for whom it acts and the sources of funds for such persons for whom it acts, and maintains all documentation necessary to identify those persons and the sources of their funds; and (c) does not believe, and has no reason to believe, that any such person for whom it acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States. Each party agrees to provide federal authorities with such information and records as they may request relating to anti-money laundering, and each consents to the inspection of its records and review of its anti-money laundering program by federal authorities.

4. Privacy Regulations. Each party acknowledges and agrees that it is subject to the privacy regulations promulgated under Title V of the Gramm-Leach-Bliley Act with respect to privacy, use and protection of nonpublic personal information of customers (“Customer Information”). Each party agrees that with respect to this Agreement and the services to be provided hereunder that (a) it will not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement and for no other purpose; (b) it shall not disclose Customer Information to any third party, including without limitation, its third party service providers except to the extent necessary to carry out its obligations hereunder and then only with a written agreement with such third party service provider that likewise prohibits the third party service provider from using or disclosing Customer Information except to carry out the obligation to service the customer’s transactions; (c) it shall maintain and require third party service providers to maintain effective security measures to protect Customer Information from unauthorized disclosure or use; (d) it shall provide the other party with information regarding its security measures upon the other party’s reasonable request and promptly provide the other party with information regarding any failure of such security measures or any security breach related to Customer Information. For purposes of this Agreement, Customer Information includes but is not limited to: an individual’s name, address, e-mail address, telephone number and/or social security number, the fact that an individual has a relationship with any other party or an individual’s financial information.

5. Duration and Termination. This Agreement shall continue, unless sooner terminated as provided herein, until one year from the date hereof, and shall thereafter continue in force from year to year so long as each such continuance is approved at least annually by the vote of the Board of Trustees of the Fund, including a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon the vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto or by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on 60 days written notice to OSI. This Agreement may be terminated by OSI at any time, without the payment of any penalty, on 60 days written notice to the Fund.

6. Assignment. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act). OSI shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an “assignment” will occur, and to take the steps necessary to enter into a new contract with OSI.

7. Authority of OSI. OSI hereby represents and warrants to the Fund that no consent or approval of, or other action by, any United States federal or state regulatory authority or other person or entity, which has not been obtained or taken, is required for the execution, delivery or performance by OSI of this Agreement.

8. Amendment of Agreement. This Agreement may be amended by mutual consent of the parties hereto, but the consent of the Fund must be by the vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related thereto.

9. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and (except as to paragraph 8 of this Article below which shall be construed in accordance with the laws of The Commonwealth of Massachusetts) the laws of the State of Illinois, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 3 of this Article.

10. Limitation of Shareholder and Trustee Liability. All parties hereto are expressly put on notice of The Oberweis Funds Agreement and Declaration of Trust dated July 7, 1986 and all amendments thereto, all of which are on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representative as such representative and not individually, and the obligations of the Fund hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually, but are binding upon only the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

THE OBERWEIS FUNDS

By:	Patrick B. Joyce
Its:	Executive Vice President

Attest:

Eric V. Hannemann
Its:	Secretary

OBERWEIS SECURITIES, INC.

By:	Patrick B. Joyce
Its:	Executive Vice President

Attest:

Eric V. Hannemann
Its:	Secretary

EXHIBIT A

TO DISTRIBUTION AND

SHAREHOLDER SERVICE AGREEMENT

SERVICE TO BE RENDERED	CHARGE TO FUND

I. SHAREHOLDER ACCOUNTS

1.      Open accounts, as necessary, and assist in maintaining on the records of the Fund’s transfer agent current records for Fund shareholder accounts showing as to each shareholder (to the extent such information is available or obtainable):

A. Name(s) and address(es) with zip code(s)

B. Type of account and taxpayer identification or social security number

C. Number of Fund Shares currently owned

D. Account transaction history, including records of initial and additional purchases, redemptions, dividends and other distributions, and related tax information	Annual Fee*

2. Maintain files of account applications, requests and correspondence from or on behalf of shareholders in relation to Fund Shares as well as copies of all written responses thereto	Annual Fee

3. Process with the Fund’s transfer agent account records to show all changes or corrections to shareholders’ registration and address records authorized in writing by or on behalf of the shareholder	Annual Fee

4. Assist the Fund’s transfer agent in maintaining records of shareholders’ transactions in Fund Shares for federal and state tax and securities law purposes	Annual Fee

*	Annual Fee as used in this Exhibit A refers to the fee set forth in Paragraph 2 of Article IV of the Agreement.

SERVICE TO BE RENDERED	CHARGE TO FUND

II. PURCHASES AND REDEMPTIONS

1. Conversion of monies to Federal funds	Annual Fee

2. Prepare and transmit by mail to each shareholder, confirmations as may be required by law of all purchases and redemptions of Fund Shares effected through OSI	Annual Fee plus Cost**

3. Assist the Fund’s transfer agent to prepare and transmit by mail to each shareholder periodic statements reflecting all purchases, dividends and redemption of Fund Shares	Annual Fee plus Cost

4.      Receive, ascertain the adequacy of, and transmit to the Fund’s transfer agent all purchase orders or redemption requests received by OSI in accordance with the requirements set forth in the current prospectus of the Fund

Annual Fee

5. Requisition from the Fund’s custodian and remit the proceeds of redemption as directed by the individual shareholder in accordance with the current prospectus of the Fund	Annual Fee

III. SHAREHOLDER COMMUNICATIONS & SERVICES

1. Provide, maintain and man telephone communication systems for shareholder inquiries concerning the administration of their Fund account	Annual Fee

2. Receive and answer promptly all correspondence or similar inquiries from or on behalf of shareholders concerning the administration of their Fund accounts	Annual Fee

3. Refer to the Fund’s investment adviser questions or matters related to its function	Annual Fee

**    The term “Cost” as used in this Exhibit A refers to approximate out-of-pocket tangible expenses such as postage and printing of forms.

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SERVICE TO BE RENDERED	CHARGE TO FUND

4.      Prepare such reports and summaries of shareholder communications as may be requested by the Fund’s officers for the preparation of reports to the Fund’s trustees and appropriate regulatory authorities

Annual Fee

5. Provide and maintain a terminal with on-line facilities to provide information regarding Fund shareholder accounts	Annual Fee plus Cost

IV. PROXY MATERIALS, ANNUAL AND OTHER REPORTS

1.      Transmit (but not prepare) notices of meetings and proxy statements, prospectuses, annual, semi-annual and quarterly reports as shall be requested by the Fund and coordinate such mailings to appropriate categories of Fund shareholders

Cost

2.      Assist the Fund’s transfer agent to furnish to the Fund, by series if applicable, a list of Fund shareholders eligible to vote at shareholder meetings showing addresses of record and Shares held together with an affidavit or other appropriate certificate of the mailing of proxy materials

Annual Fee

V. TAX MATTERS

1. Assist the Fund’s transfer agent to prepare and transmit federal and state tax informational returns relating to Share transactions to shareholders and governmental agencies	Annual Fee plus Cost

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EXHIBIT B

TO DISTRIBUTION AND

SHAREHOLDERS SERVICE AGREEMENT

SERVICES AGREEMENT

(BROKER-DEALER)

THIS AGREEMENT made as of the             day of             , 201            between Oberweis Securities, Inc., an Illinois corporation (“OSI”), as principal distributor and primary shareholder service agent for The Oberweis Funds, a Massachusetts business trust (the “Fund”), pursuant to a Distribution and Shareholder Service Agreement (“Distribution and Service Agreement”) dated January 2, 1997, as amended and restated October 27, 2011, and                     (the “Firm”), a                     [state of organization and type of entity], in consideration of the mutual covenants hereunder contained the parties agree as follows:

1. OSI hereby appoints the Firm to assist OSI in providing distribution and shareholder services to the Fund. The Firm shall provide such office space and equipment, telephone facilities, personnel, literature distribution, advertising, and promotion as is necessary or beneficial for providing information and services to potential and existing shareholders of the Fund and for assisting OSI in servicing accounts of the Firm’s clients who own Fund shares (“Clients”). Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of client account cash balances, answering routine client inquiries regarding the Fund, assistance to clients in changing dividend options, account designations and addresses, and such other services as OSI may reasonably request. The Firm shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. Principals of the Firm will be available to consult from time to time with OSI concerning administration and performance of the services contemplated by this Agreement.

The Firm accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Firm shall be responsible for the Firm’s compliance with all applicable laws, rules, and regulations governing the Firm’s performance under this Agreement and shall comply with the Fund’s prospectus and statement of additional information, including, without limitation, the public offering price then in effect. Further, the Firm represents that it has adopted internal controls, which are reasonably designed to ensure compliance with Rule 22c-1, the forward pricing rule, under the Investment Company Act of 1940. The Firm shall execute all orders for purchase of any Fund shares at the then current public offering price (i.e., the Net Asset Value) and all orders for the redemption of any Fund shares shall be executed at the net asset value per share, less the redemption fee, or similar charge or fee, if any, in each case as described in the prospectus of the Fund.

The Firm acknowledges that redemptions of Fund shares within ninety (90) days of purchase are subject to a redemption fee of one percent (1.00%) of the total redemption amount (two percent (2.00%) of the total redemption amount for the Oberweis China Opportunities Fund, the Oberweis International Opportunities Fund, and the Oberweis Asia Opportunities Fund the three international portfolios of the Fund); provided, however, the Fund may waive redemption fees or not impose redemption fees as set forth in the Fund’s then current prospectus.

OSI agrees that it will inform the Firm as to the states and jurisdictions where shares of the Fund are qualified for sale under the securities laws of the state or jurisdiction. The Firm shall not make offers or sales of shares of the Fund in any state or jurisdiction where the particular shares are not qualified for sale under the securities laws of the state or other jurisdictions. The Firm also agrees that it will not offer or sell any shares of the Fund to persons in any jurisdiction in which the Firm is not properly licensed and authorized to make such offers or sales.

The Firm shall, for purposes herein provided, be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or OSI in any way or otherwise be deemed an agent of the Fund or OSI.

2. The Firm agrees to release, indemnify and hold harmless the Fund, OSI, and the Fund’s investment adviser, custodian and transfer agent from any and all direct or indirect claims, demands, allegations, complaints, liabilities or losses, including reasonable attorneys’ fees and related expenses, resulting from (a) any actual or alleged material breach of the Firm’s representations or warranties contained in this Agreement, (b) any actual or alleged breach by the Firm of a material provision of this Agreement, (c) any actual or alleged failure by the Firm to comply with applicable laws, rules, and regulations governing the Firm’s performance under this Agreement; (d) the Firm’s dissemination of information regarding the Fund, OSI, or the Fund’s investment adviser that is, or is alleged to be, materially incorrect and that was not provided to the Firm, or approved, by the Fund, OSI or the Fund’s investment adviser, and (e) requests, directions, actions or inactions of or by the Firm, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Fund shares for accounts of the Firm, its clients and other shareholders.

OSI agrees to release, indemnify and hold harmless the Firm from any and all direct or indirect liabilities or losses, including reasonable attorneys’ fees and related expenses, resulting from (a) any actual or alleged material breach of OSI’s representations and warranties contained in this Agreement, (b) any actual or alleged breach by OSI of a material provision of this Agreement, (c) any actual or alleged inaccuracy or omission in any registration statement, prospectus, statement of additional information or any supplement or amendment thereof, or any advertisement or sales literature authorized by the Fund, unless such inaccuracy or omission was made in reliance upon and in conformity with information furnished to OSI or the Fund by or on behalf of the Firm, and (d) any violation of any laws, rules or regulations relating to the registration or qualification of shares of the Fund.

3. For the services and facilities described in Section 1, OSI will pay a fee to the Firm after the end of each calendar quarter at the annual rate of .25 of one percent of the average aggregate net asset value of the Fund shares in those Clients’ accounts for which the Firm provides services at a level deemed by OSI to be satisfactory. For the calendar quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

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4. No person is authorized to make any representations concerning the Fund or shares of the Fund except in accordance with the terms of this Agreement. Neither the Firm nor its agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Fund’s current prospectus, statement of additional information or in such supplemental literature or advertising as may be authorized by the Fund or OSI.

5. The Firm shall prepare such quarterly reports for OSI as shall reasonably be requested by OSI.

6. The Firm represents and warrants to OSI that the following are true and will remain true throughout the term of this Agreement:

(a) The Firm is duly organized and existing in good standing under the laws of the state of             and is duly qualified and has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business;

(b) The Firm has full power and authority under applicable laws, regulations and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting the Firm’s ability to perform under this Agreement;

(c) All requisite actions have been taken to authorize the Firm to enter into and perform this Agreement;

(d) The Firm maintains policies and procedures that are reasonably designed to achieve compliance with applicable securities laws, regulations and rules that pertain to offers and sales of mutual funds; and

(e) The Firm is not, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to its activities under state or federal laws, rules or regulations.

7. The Firm represents and warrants that it is a financial institution subject to the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, enacted as part of the USA Patriot Act. The Firm certifies that it (a) has established policies and procedures designed to prevent and detect money laundering, as required by the USA Patriot Act and the rules and regulations adopted thereunder; (b) identifies and will continue to identify customers for whom it acts and the sources of funds for the customers for whom it acts and maintains all documentation necessary to identify those customers and the sources of their funds; and (c) does not believe and has no reason to believe, that any customers for whom its acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which the Firm does business. The Firm will notify OSI in the event the Firm has reason to believe that any customers for whom its acts are engaged in money laundering activities or are associated with any terms or other individuals, entities, organizations sanctioned by the United States or the jurisdictions in which the Firm does business. The Firm agrees to provide federal authorities with such information and records as they may request relating to anti-money laundering, and consents to the inspection of its records and review of its anti-money laundering program by federal authorities.

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8. The Firm acknowledges and agrees that it is subject to the privacy regulations promulgated under Title V of the Gramm-Leach-Bliley Act with respect to privacy, use and protection of nonpublic personal information of customers (“Customer Information”). The Firm agrees that (a) it will not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement and for no other purpose; (b) it shall not disclose Customer Information to any third party, including without limitation, its third party service providers except to the extent necessary to carry out its obligations hereunder and then only with a written agreement with such third party service provider that likewise prohibits the third party service provider from using or disclosing Customer Information except to carry out the obligation to service the customer’s transactions; (c) it shall maintain and require third party service providers to maintain effective security measures to protect Customer Information from unauthorized disclosure or use; (d) it shall provide OSI with information regarding its security measures upon OSI’s reasonable request and promptly provide OSI with information regarding any failure of such security measures or any security breach related to Customer Information. For purposes of this Agreement, Customer Information includes but is not limited to: an individual’s name, address, e-mail address, telephone number and/or social security number, the fact that an individual has a relationship with any other party or an individual’s financial information or other nonpublic personal information.

9. This Agreement shall become effective on the date hereof and shall continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act of 1940, and upon any termination of the Distribution and Service Agreement. It may also be terminated by any party to this Agreement (a) upon thirty (30) days’ written notice to the other party, (b) immediately upon written notice to such party of the institution of formal proceedings against the other party with respect to the arrangements documented herein by the SEC or any other regulatory body or self-regulatory agency; (c) immediately upon written notice to the other party if the other party breaches a material provision of this Agreement or engages in willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement which is not cured within ten (10) business days after notice has been provided to the breaching party; or (d) immediately in the event of either party’s suspension or expulsion from FINRA. The obligations of the parties under Sections 2 and 8 of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof.

10. The Firm acknowledges that OSI may enter into similar agreements with others without the consent of the Firm.

11. If any provision of this Agreement shall be held or made invalid by a court decision, rule or otherwise, the remainder shall not be affected thereby.

12. All communications to OSI shall be mailed to 3333 Warrenville Road, Suite 500, Lisle, Illinois 60532. Any notice to the Firm shall be duly given by first class mail to the address specified below. This Agreement shall be construed in accordance with applicable federal law and the laws of Illinois.

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13. This Agreement may not be amended or modified except in writing, and executed by both parties.

14. The parties hereto shall comply with all applicable state and federal laws as well as any applicable regulatory agency rules and regulations as related to activities contemplated under this Agreement.

OBERWEIS SECURITIES INC.

By:
Its:

FIRM

By:
Its:
Address

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EXHIBIT C

SERVICES AGREEMENT

THIS AGREEMENT made as of the             day of             , 201            between Oberweis Securities, Inc., an Illinois corporation (“OSI”), as principal distributor and primary shareholder service agent for The Oberweis Funds, a Massachusetts business trust (the “Fund”), pursuant to a Distribution and Shareholder Service Agreement (“Distribution and Service Agreement”) dated January 2, 1997, as amended and restated October 27, 2011, and                     (the “Firm”) a                     [state of organization and type of entity], in consideration of the mutual covenants hereunder contained, the parties agree as follows:

1. OSI hereby appoints the Firm to assist OSI in providing shareholder services to the Fund. The Firm shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing information and services to assist OSI in servicing accounts of the Firm’s customers who own Fund shares (“Customers”). Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, automatic investment in Fund shares of Customer account cash balances, answering routine Customer inquiries regarding the Fund, assistance to Customers in changing dividend options, account designations and addresses, and such other services as OSI may reasonably request. The Firm shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. Principals of the Firm will be available to consult from time to time with OSI concerning administration and performance of the services contemplated by this Agreement.

The Firm accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Firm shall be responsible for the Firm’s compliance with all applicable laws, rules, and regulations governing the Firm’s performance under this Agreement and shall comply with the Fund’s prospectus and statement of additional information, including, without limitation, the public offering price then in effect. Further, the Firm represents that it has adopted internal controls, which are reasonably designed to ensure compliance with Rule 22c-1, the forward pricing rule, under the Investment Company Act of 1940. The Firm shall execute all orders for purchase of any Fund shares at the then current public offering price (i.e., the Net Asset Value) and all orders for the redemption of any Fund shares shall be executed at the net asset value per share, less the redemption fee, or similar charge or fee, if any, in each case as described in the prospectus of the Fund.

The Firm acknowledges that redemptions of Fund shares within ninety (90) days of purchase are subject to a redemption fee of one percent (1.00%) of the total redemption amount (two percent (2.00%) of the total redemption amount for the Oberweis China Opportunities Fund, the Oberweis International Opportunities Fund and the Oberweis Asia Opportunities Fund, the three international portfolios of the Fund); provided, however, the Fund may waive redemption fees or not impose redemption fees as set forth in the Fund’s then current prospectus.

OSI agrees that it will inform the Firm as to the states and jurisdictions where shares of the Fund are qualified for sale under the securities laws of the state or jurisdiction. The Firm shall not make offers or sales of shares of the Fund, or otherwise process transactions for the sale of shares of the Fund, in any state or jurisdiction where the particular shares are not qualified for sale under the securities laws of the state or other jurisdictions. The Firm also agrees that it will not offer or sell any shares of the Fund to persons, or otherwise process transactions for the sale of shares of the Fund, in any jurisdiction in which the Firm is not properly licensed and authorized to make such offers or sales or otherwise process transactions for the sale of shares of the Fund.

The Firm shall, for purposes herein provided, be deemed to be an independent contractor, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund or OSI in any way or otherwise be deemed an agent of the Fund or OSI.

2. The Firm agrees to release, indemnify and hold harmless the Fund, OSI, and the Fund’s investment adviser, manager, custodian and transfer agent from any and all direct or indirect claims, demands, allegations, complaints, liabilities or losses, including reasonable attorneys’ fees and related expenses, resulting from (a) any actual or alleged material breach of the Firm’s representations or warranties contained in this Agreement, (b) any actual or alleged breach by the Firm of a material provision of this Agreement, (c) any actual or alleged failure by the Firm to comply with applicable laws, rules, and regulations governing the Firm’s performance under this Agreement; (d) the Firm’s dissemination of information regarding the Fund, OSI, or the Fund’s investment adviser that is, or is alleged to be, materially incorrect and that was not provided to the Firm, or approved by, the Fund, OSI, or the Fund’s investment adviser, and (e) requests, directions, actions or inactions of or by the Firm, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Fund shares for accounts of the Firm, its Customers and other shareholders.

OSI agrees to release, indemnify and hold harmless the Firm from any and all direct or indirect liabilities or losses, including reasonable attorneys’ fees and related expenses, resulting from (a) any actual or alleged material breach of OSI’s representations and warranties contained in this Agreement, (b) any actual or alleged breach by OSI of a material provision of this Agreement, (c) any actual or alleged inaccuracy or omission in any registration statement, prospectus, statement of additional information or any supplement or amendment thereof, or any advertisement or sales literature authorized by the Fund, unless such inaccuracy or omission was made in reliance upon and in conformity with information furnished to OSI or the Fund by or on behalf of the Firm, and (d) any violation of any laws, rules or regulations relating to the registration or qualification of shares of the Fund.

3. For the services and facilities described in Section 1, OSI will pay a fee to the Firm after the end of each calendar quarter at the annual rate of .25 of one percent of the average aggregate net asset value of the Fund shares in those Clients’ accounts for which the Firm provides services at a level deemed by OSI to be satisfactory. For the calendar quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the quarter and year, respectively.

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4. No person is authorized to make any representations concerning the Fund or shares of the Fund except in accordance with the terms of this Agreement. Neither the Firm nor its agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Fund’s current prospectus, statement of additional information or in such supplemental literature or advertising as may be authorized by the Fund or OSI.

5. The Firm shall prepare such quarterly reports for OSI as shall reasonably be requested by OSI.

6. The Firm represents and warrants to OSI that the following are true and will remain true throughout the term of this Agreement:

(a) The Firm is duly organized and existing in good standing under the laws of the state of             and is duly qualified and has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business;

(b) The Firm has full power and authority under applicable laws, regulations and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting the Firm’s ability to perform under this Agreement;

(c) All requisite actions have been taken to authorize the Firm to enter into and perform this Agreement;

(d) The Firm maintains policies and procedures that are reasonably designed to achieve compliance with applicable securities laws, regulations and rules that pertain to offers and sales of mutual funds; and

(e) The Firm is not, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to its activities under state or federal laws, rules or regulations.

7. The Firm represents and warrants that it is a financial institution subject to the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, enacted as part of the USA Patriot Act. The Firm certifies that it (a) has established policies and procedures designed to prevent and detect money laundering, as required by the USA Patriot Act and the rules and regulations adopted thereunder; (b) identifies and will continue to identify customers for whom it acts and the sources of funds for the customers for whom it acts and maintains all documentation necessary to identify those customers and the sources of their funds; and (c) does not believe and has no reason to believe, that any of the customers for whom its acts are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which the Firm does business. The Firm will notify OSI in the event the Firm has reason to believe that any customers for whom its acts are engaged in money laundering activities or are associated with any terms or other individuals, entities, organizations sanctioned by the United States or the jurisdictions in which the Firm does business. The Firm agrees to provide federal authorities with such information and records as they may request relating to anti-money laundering, and consents to the inspection of its records and review of its anti-money laundering program by federal authorities.

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8. The Firm acknowledges and agrees that it is subject to the privacy regulations promulgated under Title V of the Gramm-Leach-Bliley Act with respect to privacy, use and protection of nonpublic personal information of customers (“Customer Information”). The Firm agrees that (a) it will not disclose or use any Customer Information except to the extent necessary to carry out its obligations under this Agreement and for no other purpose; (b) it shall not disclose Customer Information to any third party, including without limitation, its third party service providers except to the extent necessary to carry out its obligations hereunder and then only with a written agreement with such third party service provider that likewise prohibits the third party service provider from using or disclosing Customer Information except to carry out the obligation to service the customer’s transactions; (c) it shall maintain and require third party service providers to maintain effective security measures to protect Customer Information from unauthorized disclosure or use; (d) it shall provide OSI with information regarding its security measures upon OSI’s reasonable request and promptly provide OSI with information regarding any failure of such security measures or any security breach related to Customer Information. For purposes of this Agreement, Customer Information includes but is not limited to: an individual’s name, address, e-mail address, telephone number and/or social security number, the fact that an individual has a relationship with any other party or an individual’s financial information or other nonpublic personal information.

9. This Agreement shall become effective on the date hereof and shall continue in effect until terminated. This Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act of 1940, and upon any termination of the Distribution and Shareholder Service Agreement. It may also be terminated by any party to this Agreement (a) upon thirty (30) days’ written notice to the other party, (b) immediately upon written notice to such party of the institution of formal proceedings against the other party with respect to the arrangements documented herein by the SEC or any other regulatory body or self-regulatory agency; (c) immediately upon written notice to the other party if the other party breaches a material provision of this Agreement or engages in willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement which is not cured within ten (10) business days after notice has been provided to the breaching party; or (d) immediately in the event of either party’s suspension or expulsion from FINRA. The obligations of the parties under Sections 2 and 8 of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof at any time by the Firm or OSI on thirty (30) days written notice.

10. The Firm acknowledges that OSI may enter into similar agreements with others without the consent of the Firm.

11. If any provision of this Agreement shall be held or made invalid by a court decision, rule or otherwise, the remainder shall not be affected thereby.

12. All communications to OSI shall be mailed to 3333 Warrenville Road, Suite 500, Lisle, Illinois 60532. Any notice to the Firm shall be duly given by first class mail to the address specified below. This Agreement shall be construed in accordance with applicable federal law and the laws of Illinois.

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13. This Agreement may not be amended or modified except in writing, and executed by both parties.

14. The parties hereto shall comply with all applicable state and federal laws as well as any applicable regulatory agency rules and regulations as related to activities contemplated under this Agreement.

OBERWEIS SECURITIES INC.

By:
Its:

FIRM

By:
Its:
Address

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